Exhibit 10(ee)
EXECUTION COPY
JOINT VENTURE AGREEMENT
by and among
GREIF, INC.
and
GREIF INTERNATIONAL HOLDING SUPRA C.V.
and
DABBAGH GROUP HOLDING COMPANY LIMITED
and
NATIONAL SCIENTIFIC COMPANY LIMITED

JOINT VENTURE AGREEMENT
THIS JOINT VENTURE AGREEMENT (this JV Agreement), dated as of September 29, 2010 is made and entered into
AMONG:
(1)	GREIF, INC., a corporation formed under the laws of Delaware (Greif Parent) solely for the purpose of the obligations set forth in Section 2.4 (Exclusivity), Section 2.5 (Business Opportunities) and Section 5 (Miscellaneous);
(2)	GREIF INTERNATIONAL HOLDING SUPRA C.V., a limited partnership formed under the laws of the Netherlands (Greif);
(3)	DABBAGH GROUP HOLDING COMPANY LIMITED, a corporation formed under the laws of Saudi Arabia (Dabbagh Parent), solely for the purpose of the obligations set forth in Section 2.4 (Exclusivity), Section 2.5 (Business Opportunities) and Section 5 (Miscellaneous); and
(3)	NATIONAL SCIENTIFIC COMPANY LIMITED, a limited liability company formed under the laws of Saudi Arabia (NSC).
WHEREAS:
(A)	Greif is engaged, directly and indirectly, in the business of producing industrial packaging products, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, certain transit protection products, and polycarbonate water bottles, and services, such as blending, filling and other packaging services, logistics and warehousing. NSC is engaged, directly and indirectly, in the business of wholesale and retail trading of human and veterinary medicine, chemicals, medical equipment, scientific equipment, scientific instruments, laboratory equipment and furniture, and providing maintenance and installation services for such equipment.
(B)	Since 2007, Greif (indirectly through its portfolio company Greif International Holding B.V.) and an Affiliate of Dabbagh Parent, Petromin Corporation, have been participating in a fifty-one percent-forty-nine percent (51%/49%) joint venture called Greif Saudi Arabia Ltd.
(C)	Greif and NSC regard each other as valuable partners and wish to expand their relationship by participating in a new joint venture that will engage in the Polywoven Industrial Packaging Business (as defined in the Formation Agreement).
(D)	Greif and NSC desire to locate polywoven fabric manufacturing in Saudi Arabia and possibly other countries.
(E)	Greif wishes to contribute capital and the Greif Brand, Channel and Expertise (as defined in the Formation Agreement) and NSC wishes to contribute capital and KSA Expertise and Support (as defined in the Formation Agreement) to ChannelCo, AssetCo and KSA Hub combined in accordance with the provisions of this JV Agreement and the other Transaction Documents (as defined in the Formation Agreement), and to create cross-ownership in each of these entities and joint management and joint profit sharing among ChannelCo, AssetCo and KSA Hub in a manner that will promote long-term cooperation, growth, coordination and synergies among such entities as provided herein (the Global Alliance).

(F)	The Global Alliance will benefit from Greif’s expertise, know-how and branding and NSC’s access to capital, proven record of successful asset management and understanding of the Saudi Arabian market and regional business environment, local knowledge and local presence.

(G)	Greif and NSC intend to make certain strategic acquisitions of businesses that are engaged in the Polywoven Industrial Packaging Business through the Global Alliance.

(H)	Greif and NSC intend that the Global Alliance will provide highly competitive services and products in the Polywoven Industrial Packaging Business more cost effectively, more efficiently and more rapidly than they each could provide alone.

(I)	Greif and NSC intend that the Global Alliance will be a fifty percent-fifty percent (50%/50%) joint venture between Greif and NSC through the combined operations of their subsidiaries ChannelCo, AssetCo and KSA Hub in all respects notwithstanding the Ownership Interests (as defined in the Formation Agreement) in individual Global Alliance Entities and that all of the Global Alliance Entities will be operated in a transparent and operationally efficient manner.

(J)	In furtherance of the objectives set forth above, Greif Parent, Greif, Dabbagh Parent and NSC desire to enter into this JV Agreement and the other Transaction Documents to govern the ongoing operation of the Global Alliance. Certain terms used in this JV Agreement shall have the meanings ascribed to such terms in Annex 1 to the Formation Agreement.
NOW, THEREFORE, each of Greif Parent, Greif, Dabbagh Parent and NSC, intending to be legally bound to the extent provided in this JV Agreement, hereby agree as follows:
1.	GOVERNANCE AND MANAGEMENT OF GLOBAL ALLIANCE ENTITIES

1.1	Establishment of Global Alliance Entities’ Boards of Directors and Designation of Chairmen

(a)	Board Representation of ChannelCo, AssetCo and KSA Hub; Voting

Effective as of the Closing, the business and affairs of each of ChannelCo, AssetCo and KSA Hub will be managed exclusively by or under the direction of a Board of Directors of each such entity, established in accordance with the Constituent Documents of each such entity and consisting of eight (8) or ten (10) individuals (including the CEO), as agreed between Greif and NSC. Such individuals shall either be senior management employees of either Greif or NSC or have relevant business experience. The parties shall cause the shareholders of the Global Alliance Entities to appoint, on the nomination of Greif, half of the individuals to serve on the Board of Directors of each of ChannelCo, AssetCo and KSA Hub and, on the nomination of NSC, the other half of the individuals to serve on the Board of Directors of each of ChannelCo, AssetCo and KSA Hub. Board of Director nominations made in accordance with the previous sentence by either Greif or NSC shall not be objected to by Greif or NSC (as the case may be). Pursuant to the Constituent Documents of each of ChannelCo, AssetCo and KSA Hub and except as provided below, each individual who is a member of a Global Alliance Entity Board of Directors shall be entitled to one (1) vote on all matters that may come before such Board of Directors.

(b)	Board Representation of Global Alliance Subsidiaries

Each of Greif and NSC shall cause each Global Alliance Subsidiary (as and when formed) to be managed exclusively by or under the direction of a Board of Directors to be established in accordance with the requirements for the Board of Directors of the parent entity of such Global Alliance Subsidiary.

(c)	ChannelCo, AssetCo and KSA Hub Chairmen

Greif shall designate a representative of Greif to serve as the Chairman of the ChannelCo Board of Directors (ChannelCo Chairman). The ChannelCo Chairman will preside over all meetings of the ChannelCo Board of Directors and, pursuant to the Constituent Documents of such entity, will be empowered to break any tie votes of the ChannelCo Board of Directors with respect to any decision that may come before the ChannelCo Board of Directors. For the avoidance of doubt, the ChannelCo Chairman may not break a tie vote (nor be entitled to an additional vote) on any decision requiring a Board Supermajority Approval unless such chairman’s vote, together with all other votes cast with respect to such matter, meets the minimum number of votes required for such approval pursuant to Section 1.3(a). The ChannelCo Chairman will have such other powers and duties as may be delegated to him by the ChannelCo Board of Directors, subject to the provisions of this JV Agreement and the Constituent Documents of such entity.

NSC shall designate a representative of NSC to serve as the Chairman of the AssetCo Board of Directors (AssetCo Chairman). The AssetCo Chairman will preside over all meetings of the AssetCo Board of Directors and, pursuant to the Constituent Documents of such entity, will be empowered to break any tie votes of the AssetCo Board of Directors with respect to any decision that may come before the AssetCo Board of Directors. For the avoidance of doubt, the AssetCo Chairman may not break a tie vote (nor be entitled to an additional vote) on any decision requiring a Board Supermajority Approval unless such chairman’s vote, together with all other votes cast with respect to such matter, meets the minimum number of votes required for such approval pursuant to Section 1.3(a). The AssetCo Chairman will have such other powers and duties as may be delegated to him by the AssetCo Board of Directors, subject to the provisions of this JV Agreement and the Constituent Documents of such entity.

NSC shall designate a representative of NSC to serve as the Chairman of the KSA Hub Board of Directors (KSA Hub Chairman). The KSA Hub Chairman will preside over all meetings of the KSA Hub Board of Directors and, pursuant to the Constituent Documents of such entity, will be empowered to break any tie votes of the KSA Hub Board of Directors with respect to any decision that may come before the KSA Hub Board of Directors. For the avoidance of doubt, the KSA Hub Chairman may not break a tie vote (nor be entitled to an additional vote) on any decision requiring a Board Supermajority Approval unless such chairman’s vote, together with all other votes cast with respect to such matter, meets the minimum number of votes required for such approval pursuant to Section 1.3(a). The KSA Hub Chairman will have such other powers and duties as may be delegated to him by the KSA Hub Board of Directors, subject to the provisions of this JV Agreement and the Constituent Documents of such entity.

(d)	Global Alliance Subsidiaries Chairmen

With regard to each Global Alliance Subsidiary, the parent entity of such Global Alliance Subsidiary shall designate the Chairman of such Global Alliance Subsidiary (Global Alliance Subsidiary Chairman). The Global Alliance Subsidiary Chairman will preside over all meetings of the Board of Directors of the Global Alliance Subsidiary of which he is the Chairman and, pursuant to the Constituent Documents of such entity, will be empowered to break any tie votes of such Board of Directors with respect to any decision that may come before them. For the avoidance of doubt, the Global Alliance Subsidiary Chairman may not break a tie vote (nor be entitled to an additional vote) on any decision requiring a Board Supermajority Approval unless such chairman’s vote, together with all other votes cast with respect to such matter, meets the minimum number of votes required for such approval pursuant to Section 1.3(a). The Global Alliance Subsidiary Chairman will have such other powers and duties as may be delegated to him by the Board of Directors of the Global Alliance Subsidiary of which he is the Chairman, subject to the provisions of this JV Agreement and the Constituent Documents of such entity.

1.2	Responsibilities of Global Alliance Entity Boards of Directors

The purposes of the Board of Directors of each Global Alliance Entity shall be to establish and resolve matters of policy. As more fully set forth in the applicable Constituent Documents of each Global Alliance Entity, the responsibilities of the Board of Directors of each Global Alliance Entity shall include, without limitation:

(a)	approving of any proposed acquisitions, divestitures or restructurings relating to such Global Alliance Entity;

(b)	establishing any Intellectual Property rights of such Global Alliance Entity;

(c)	legal and risk management of such Global Alliance Entity, including the development and implementation of compliance policies reasonably designed to ensure compliance with all applicable Laws;

(d)	developing evaluation and approval procedures for third party services and transactions;

(e)	conducting financial reviews and audits, approving operating and capital budgets and requests for Capital Contributions and other financings of such Global Alliance Entity;

(f)	establishing review criteria for the CEO and CFO of such Global Alliance Entity and setting compensation for the Board of Directors, executive management and staff of such Global Alliance Entity and establishing broad organizational cultural norms for success within such Global Alliance Entity;

(g)	appointing, reviewing and terminating executive management and setting compensation, benefits and other terms of employment for executive management of such Global Alliance Entity; and

(h)	any other action set forth in Section 1.3(a), Section 1.3(b) and/or Section 1.3(c).

1.3	Voting Thresholds for Board Decision-Making; Certain Approvals

(a)	Actions Requiring a Supermajority Approval of Board

Subject to Section 3.2(e), the actions specified below may not be taken by (i) any of ChannelCo, AssetCo or KSA Hub unless approved by (A) seven (7) members of the applicable Global Alliance Entity Board of Directors if such Board consists of eight (8) members, or (B) eight (8) members of the applicable Global Alliance Entity Board of Directors if such Board consists of ten (10) members (each a Board Supermajority Approval) and ChannelCo, AssetCo and KSA Hub shall take such actions as may be necessary as holder of the Ownership Interests in any of their Subsidiaries to ensure that such entities do not take any of the specified actions without such Board Supermajority Approval of ChannelCo, AssetCo or KSA Hub, as the case may be, and (ii) KSA Hub in respect of the decisions listed under items (i) — (ii) and (iv) — (v) below unless a supermajority shareholders vote comprising shareholders holding at least seventy-five percent (75%) of the share capital of KSA Hub (or such greater amount as may be required by applicable Law) is obtained:

(i)	a voluntary liquidation or bankruptcy (or equivalent procedures under any applicable Law) of the Global Alliance Entity (except a liquidation pursuant to Section 4.4);

(ii)	a change in the purpose or scope of operations of the Global Alliance Entity;

(iii)	the pursuit or divestment of a Business Opportunity acquired through any of the Acquired Businesses;

(iv)	the sale, disposition or encumbrance of assets, properties, businesses or rights (whether by sale (including share sale), merger, combination, consolidation, joint venture or otherwise) by the Global Alliance Entity (other than sales or dispositions of inventory in the ordinary course of business) in one (1) transaction or a series of related transactions that (A) constitute all or substantially all the assets of such entity, or (B) have a Fair Market Value in excess of two and one half million dollars ($2,500,000);

(v)	the acquisition of assets, properties or rights (whether by sale, merger, combination, consolidation, joint venture or otherwise) by the Global Alliance Entity (other than acquisitions of inventory, equipment or raw materials in the ordinary course of business) of any business, assets or Liabilities;

(vi)	any expenses relating to a restructuring or closure of a facility of more than two and one half million dollars ($2,500,000);

(vii)	any amendment to the legal or organizational structure of the Global Alliance Entity or to the Constituent Documents of the Global Alliance Entity;

(viii)	transactions between or among the Global Alliance Entity and either Greif or NSC or any of their Affiliates other than a transaction on terms that are no less favorable to the Global Alliance Entity than the terms of an arm’s length transaction in the ordinary course of business;

(ix)	any modification of, or deviation from, the Distribution Policy of the Global Alliance Entity;

(x)	the approval and adoption of the annual Operating Plan; provided that if Board Supermajority Approval is not obtained for the annual Operating Plan, then the prior year’s Operating Plan shall continue in effect with all amounts in such Operating Plan increased by five percent (5%);

(xi)	the execution of any Contract or commitment to make any capital expenditure in excess of two and one half million dollars ($2,500,000) per project or in excess of seventy-five percent (75%) of the annual depreciation expense for all capital expenses per year;

(xii)	the incurrence of debt by the Global Alliance Entity (including guarantees and other financing mechanisms such as leases), other than incurrences in the ordinary course of business of short term debt of less than ten percent (10%) of the sales revenues of such entity; and

(xiii)	any change or modification to any material accounting or tax policy, election or position, or the making of any entity classification election under Treas. Reg. §301.7701-3, with respect to the Global Alliance Entity, except (i) any such change or modification required under applicable generally accepted accounting principles or tax Law or (ii) any change or modification to be consistent with any accounting or tax policy, election or position of either Greif or NSC, unless such change or modification would adversely affect either Greif or NSC or any of their Affiliates in any material respect.
(b)	Actions Requiring an Ordinary Approval of Board

Subject to Section 3.2(e), the actions specified below may not be taken by any of ChannelCo, AssetCo or KSA Hub unless approved by the applicable Global Alliance Entity Board of Directors (Board Ordinary Approval) (and ChannelCo, AssetCo and KSA Hub shall take such actions as may be necessary as holder of the Ownership Interests in any of their Subsidiaries to ensure that such entities do not take any of the specified actions without such Board Ordinary Approval):
(i)	the incurrence of any operational expenses relating to inventory in excess of twenty-five percent (25%) over the budget for such item included in the Operating Plan or the incurrence of non-inventory expenses for goods and services in excess of fifteen percent (15%) over the budget for such item included in the Operating Plan; and

(ii)	the settlement of litigation or assumption of Liabilities other than in the ordinary course of business involving the Global Alliance Entity, which litigation or settlement involves (A) an amount in excess of five hundred thousand dollars ($500,000), (B) any acceptance of injunctive relief or contractual agreement that would affect in any material respect the Purpose or limit or restrict the Polywoven Industrial Packaging Business of any Global Alliance Entity, or impose any other Burdensome Condition on any such entity, or (C) an acknowledgment of criminal liability or responsibility.
(c)	Actions Requiring Parent Approval

The actions specified below may not be taken by any of ChannelCo, AssetCo or KSA Hub unless approved by each of Greif and NSC, through Greif HoldCo and Dabbagh HoldCo respectively (Parent Approval), (and ChannelCo, AssetCo and KSA Hub shall take such actions as may be necessary as holder of the Ownership Interests in any of their Subsidiaries to ensure that such entities (and the officers, directors, employees and representatives of such entities) do not take any of the specified actions without such Parent Approval):
(i)	the acquisition by the Global Alliance Entity of any business, assets or Liabilities outside the scope of the operations of the Global Alliance (as defined in the Strategic Plan and as amended pursuant to Section 2.5);

(ii)	a request to make a Capital Contribution available that is not consistent with the Strategic Plan or a contribution in excess of the Capital Contribution obligations of either of Greif or NSC or an adjustment in the obligations of Greif and NSC to make Capital Contributions pursuant to Section 4.3(a) of the Formation Agreement;

(iii)	the Transfer by either Greif or NSC or any of their respective Affiliates of its direct or indirect Ownership Interest in the Global Alliance Entity, other than a Permitted Transfer pursuant to Section 3.2;

(iv)	issuance of any new Ownership Interest to any Person other than Greif or NSC or permit any Person other than Greif or NSC to otherwise acquire any Ownership Interest of any Global Alliance Entity;

(v)	a voluntary liquidation or bankruptcy (or equivalent procedures under any applicable Law) of the Global Alliance Entity (except a liquidation pursuant to Section 4.4);

(vi)	a change in the purpose or scope of operations of the Global Alliance Entity;

(vii)	a material change in the purpose or scope of operations of the Global Alliance Entity;

(viii)	the approval and adoption of the Strategic Plan and any amendment thereto or deviation therefrom; and

(ix)	the adjustment of the rights and preferences of or the issuance of additional shares of capital stock or other equity interest of (or securities convertible into or exchangeable for shares of capital stock of) the Global Alliance Entity (except in accordance with Section 3or Section 4).
1.4	Meetings; Quorum; Notice

(a)	Agendas

Each Chairman shall prepare or direct the preparation of the agenda for, and preside over, meetings of the Board of Directors on which he serves as Chairman. The Chairman shall deliver a preliminary version of such agenda to each representative on the Board of Directors on which he serves as Chairman at least seven (7) calendar days prior to the giving of notice of a regular or special meeting, and any representative on such Board of Directors may add items to such agenda. The final version of the agenda shall be included in the notice of meeting.

(b)	Timing; Notice

Each of Greif and NSC anticipate that each Global Alliance Entity Board of Directors shall meet at least once per quarter, or more often to the extent required by applicable Law, for the purpose of reviewing the operating results of the business of such entity and for the transaction of any other lawful business. Such meetings shall occur at such times as each such Board of Directors may from time to time determine. Special meetings of any Global Alliance Entity Board of Directors may be called by the Chairman of such Board of Directors or any other member of such Board of Directors and shall be held at such place as may be determined by such Board of Directors. Written notice of the time and place of each regular and special meeting of any Global Alliance Entity Board of Directors shall be given by or at the direction of the Chairman of such Board of Directors to each representative on such Board of Directors, in the case of a regular or a special meeting at least fifteen (15) calendar days before such meeting. Whenever notice is required to be given to any representative on any Global Alliance Entity Board of Directors, such notice shall specify the agenda for such meeting and, to the extent appropriate, shall be accompanied by supporting documentation. The required notice to any representative may be waived by such representative in writing. Attendance by a representative at a meeting shall constitute a waiver of any required notice of such meeting by such representative, except when such representative attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not properly called or convened.

(c)	Quorum for Decision-Making

The presence of a majority of the voting members of a Global Alliance Entity Board of Directors (including at least two (2) members designated by Greif and two (2) members designated by NSC), shall be required to constitute a quorum for the transaction of any business by such Board of Directors. The affirmative vote of a majority of the voting members of a Global Alliance Entity Board of Directors shall be the act of such Board of Directors, except as otherwise required by the applicable Law or this JV Agreement. Each director shall have one (1) vote, and the Chairman shall have a tie-breaking vote as set forth in Section 1.1.
(d)	Attendance
(i)	Each of Greif and NSC shall use its respective commercially reasonable efforts to cause the members of the Global Alliance Entity Board of Directors nominated by it to attend meetings of such Board of Directors in person. Notwithstanding any provision to the contrary, each representative of Greif on a Global Alliance Entity Board of Directors shall attend in person at least seventy-five percent (75%) of the meetings that take place in a year, unless such representative is excused by NSC from attendance in person. Notwithstanding any provision to the contrary, each representative of NSC on a Global Alliance Entity Board of Directors shall attend in person at least seventy-five percent (75%) of the meetings that take place in a year, unless such representative is excused by Greif from attendance in person.

(ii)	While each of Greif and NSC intend that the representatives on a Global Alliance Entity Board of Directors shall attend meetings of such Boards of Directors in person, each of Greif and NSC acknowledge that representatives may from time to time be prevented from doing so due to various circumstances. Representatives on a Global Alliance Entity Board of Directors may, therefore, to the extent permitted by applicable Law, participate in and vote at a meeting of such Board of Directors by means of conference telephone, video-conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 1.4(d) shall constitute presence in person at such meeting, except where a representative participates in the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not properly called or convened.

(iii)	A representative of Greif or NSC on a Global Alliance Entity Board of Directors shall be allowed to participate by proxy, provided that such representative has complied with the attendance requirement set forth in Section 1.4(d)(i).
(e)	Action by Written Consent

To the extent permitted by applicable Law, any action required or permitted to be taken at a meeting of any Global Alliance Entity Board of Directors may be taken without a meeting if a written consent or resolution, setting forth the action so taken, is signed by all the representatives on such Board of Directors entitled to vote and filed with the minutes of the proceedings of such Board of Directors. Such consent shall have the same force and effect as a unanimous affirmative vote of the representatives on such Board of Directors.

(f)	Removal; Resignation; Vacancies

Except as otherwise provided in this JV Agreement, the representatives on a Global Alliance Entity Board of Directors shall hold office at the pleasure of the Person that designated them. Any such Person may at any time, by written notice to each of Greif and NSC and to the applicable Board of Directors, request the shareholders of a Global Alliance Entity to remove (with or without cause) its representative on such Board of Directors and to appoint a new representative designated by such Person. The parties shall cause the shareholders of such Global Alliance Entity to take any actions that may be required to effectuate such removal and/or appointment. Subject to applicable Law, no representative may be removed except upon instruction of the Person designating the same. Any representative on a Global Alliance Entity Board of Directors may resign at any time by giving written notice to each of Greif and NSC or other Person that requested the appointment of such representative and to such Board of Directors. Such resignation shall take effect on the date shown on or specified in such notice or, if such notice is not dated and the date of resignation is not specified in such notice, on the date of the receipt of such notice by the applicable Board of Directors. No acceptance of such resignation shall be necessary to make it effective. Any vacancy on a Global Alliance Entity Board of Directors shall be filled only by the shareholders of such Global Alliance Entity on the nomination of the Person whose representative has caused the vacancy by giving written notice to such Board of Directors and to each of Greif and NSC, as the case may be, of its nomination of the replacement that will serve on the Board of Directors.
(g)	No Remuneration

No person shall be entitled to any fee, remuneration or compensation from a Global Alliance Entity in connection with his service as a representative of or as a member of a Board of Directors except (i) for reimbursement of properly authorized expenses in accordance with such procedures as may be established by each Board of Directors, and (ii) where such remuneration payment is deemed to be commercially appropriate for an independent director (not otherwise an Affiliate of either Greif or NSC) and necessary under applicable Law and where each of Greif and NSC agree in advance.

1.5	Designation of CEO/CFO

(a)	Election

Notwithstanding any other provisions to the contrary contained in this JV Agreement or any Constituent Document, at all times, Greif will, after consultation with NSC, designate the CEO of each of ChannelCo, AssetCo and KSA Hub and NSC will, after consultation with Greif, designate the CFO of each of ChannelCo, AssetCo and KSA Hub. At least seven (7) calendar days prior to the Closing, Greif will notify NSC of its initial CEO designee and NSC will notify Greif of its initial CFO designee. The parties shall cause the shareholders of the applicable Global Alliance Entity, at the direction of either Greif or NSC (and after consultation with Greif or NSC, as the case may be), to appoint the CEO and to remove the CEO in the event that the CEO (1) is convicted of any criminal offense under applicable Law, (2) becomes physically incapable of discharging his obligations as CEO, or (3) in the reasonable judgment of either Greif or NSC, is not properly discharging his duties as CEO. The applicable Global Alliance Entity Board of Directors shall, at the direction of either Greif or NSC (and after consultation with either Greif or NSC, as the case may be), remove the CFO in the event that the CFO (1) is convicted of any criminal offense under applicable Law, (2) becomes physically incapable of discharging his obligations as CFO, or (3) in the reasonable judgment of either Greif or NSC, is not properly discharging his duties as CFO.

Notwithstanding any other provisions to the contrary contained in this JV Agreement or any Constituent Document, at all times, Greif will, after consultation with NSC, designate the Subsidiary CEO of each Global Alliance Subsidiary and NSC will, after consultation with Greif, designate the Subsidiary CFO of each Global Alliance Subsidiary. At least seven (7) calendar days prior to the Closing, Greif will notify NSC of its initial Subsidiary CEO designee and NSC will notify Greif of its initial Subsidiary CFO designee. The applicable Global Alliance Entity Board of Directors shall, at the direction of either Greif or NSC (and after consultation with either Greif or NSC, as the case may be), remove such Subsidiary CEO in the event that such Subsidiary CEO (1) is convicted of any criminal offense under applicable

Law, (2) becomes physically incapable of discharging his obligations as Subsidiary CEO, or (3) in the reasonable judgment of either Greif or NSC, is not properly discharging his duties as Subsidiary CEO. The applicable Global Alliance Entity Board of Directors shall, at the direction of either Greif or NSC (and after consultation with either Greif or NSC, as the case may be), remove the Subsidiary CFO in the event that such Subsidiary CFO (1) is convicted of any criminal offense under applicable Law, (2) becomes physically incapable of discharging his obligations as Subsidiary CFO, or (3) in the reasonable judgment of either Greif or NSC, is not properly discharging his duties as Subsidiary CFO.
(b)	Duties

The CEO of each Global Alliance Entity shall have the responsibility for managing the day-to-day operations and all external relationships of the applicable Global Alliance Entity in accordance with the Strategic Plan and Operating Plan. The duties and responsibilities of the CEO shall include:
(i)	making manufacturing, sourcing and network decisions, selecting outsourcers and shared services, entering into contracts with third parties, settling claims and conducting the operations of the Global Alliance Entity in accordance with the Strategic Plan and Operating Plan;

(ii)	managing branding, pricing and sales forces, developing products within the scope of the Global Alliance, developing or stopping the production of products within the scope of the Global Alliance;

(iii)	appointing and reviewing staff and setting compensation for staff of the Global Alliance Entity;

(iv)	proposing and implementing the Strategic Plan and Operating Plan; and

(v)	taking all other actions required in the ordinary course of business that have not been specifically assigned to the Board of Directors pursuant to this JV Agreement or any of the other Transaction Documents.
The CEO of each Global Alliance Entity shall report to the Board of Directors of the applicable Global Alliance Entity. The CFO of each Global Alliance Entity shall report to the CEO of such entity.

(c)	Appointment of Global Alliance Entities Staff

The CEO shall have the authority to appoint such executive staff as he may determine is desirable in order to assist the CEO and CFO in the performance of their duties; provided that the CFO shall have the authority to appoint non-executive staff who will report directly to the CFO.

1.6	Fiduciary Duties

(a)	Each of Greif and NSC, acting through the respective representatives appointed on each Global Alliance Entity Board of Directors on their nomination, may, in its sole discretion, approve or decline to approve (and direct the representatives so appointed by it to approve or decline to approve) any matter presented to such Board of Directors. To the extent permitted by applicable Law, no member of a Global Alliance Entity Board of Directors (in his role as a member of such Board of Directors) will have a fiduciary or other duty to Greif, NSC or their respective Affiliates or any Global Alliance Entity other than to the Person that nominated such member to be appointed to such Board of Directors.

(b)	Subject to applicable Law, neither Greif nor any of its Affiliates nor any officer, director, employee or former employee of Greif or its Affiliates nor any member of a Global Alliance Entity Board of Directors (in either case, other than an officer of any Global Alliance Entity) shall have any obligation, or be liable, to NSC or any Global Alliance Entity for exercising any of the rights of Greif or such Affiliate under this JV Agreement or any other Transaction Document to which it is or will be a party, or for exercising or failing to exercise its rights as a shareholder, member or manager of any Global Alliance Entity (other than a breach of any Transaction Document) or for breach of any fiduciary or other similar duty to NSC or any Global Alliance Entity by reason of such conduct.

(c)	Subject to applicable Law, neither NSC nor any of its Affiliates nor any officer, director, employee or former employee of NSC or its Affiliates nor any member of a Global Alliance Entity Board of Directors (in either case, other than an officer of any Global Alliance Entity) shall have any obligation, or be liable to Greif or any Global Alliance Entity for exercising any of the rights of NSC or such Affiliate under this JV Agreement or any other Transaction Document to which it is or will be a party, or for exercising or failing to exercise its rights as a shareholder, member or manager of any Global Alliance Entity (other than a breach of any Transaction Document) or for breach of any fiduciary or other similar duty to Greif or any Global Alliance Entity by reason of such conduct.

1.7	Indemnification

Each Global Alliance Entity will provide customary indemnification for members of its Board of Directors and its executives from and against claims that may be asserted against such member or executive in connection with managing the business and affairs of such Global Alliance Entity, as the case may be.

1.8	Distributions

(a)	Subject to actual declarations by the Board of Directors of each Global Alliance Entity and applicable Law (or subject to actual declarations by the shareholders in the case of each of ChannelCo, AssetCo and KSA Hub), as promptly as practicable after the end of the fourth fiscal quarter of each Fiscal Year, the Board of Directors of each Global Alliance Entity (or the shareholders in the case of each of ChannelCo, AssetCo and KSA Hub) shall cause such Global Alliance Entity to distribute (i) any amounts required to pay attributable income tax Liabilities to its respective shareholders or equity holders as the case may, and (ii) commencing no earlier than the third anniversary of the Closing Date, at least thirty percent (30%) of its net income determined in accordance with GAAP and legally available for distribution (Distribution Policy). Notwithstanding the foregoing (i) any distributions of AssetCo, ChannelCo or KSA Hub intended to be made pursuant to the Distribution Policy shall be based on a net income calculated on a combined basis of (A) AssetCo and KSA Hub taken together and (B) ChannelCo (Combined Net Income); and (ii) any such distributions of the Combined Net Income required to be made pursuant to the Distribution Policy shall to the extent possible under applicable Law be made by ChannelCo.

(b)	The Board of Directors of a Global Alliance Entity (and the shareholders in the case of each of ChannelCo, AssetCo and KSA Hub) shall not declare any distribution if they reasonably expect that ChannelCo will not be able to distribute the Combined Net Income under applicable Law. In such event, the Combined Net Income that is not distributed by ChannelCo during a Fiscal Year shall be included in the calculation of the Combined Net Income to be distributed during the following Fiscal Year.

1.9	Fiscal Year

Except as may otherwise be required by applicable Law, the Fiscal Year of each of the Global Alliance Entities shall end on October 31 of each year.

1.10	Constituent Documents Interpretation

Each of Greif, NSC, Greif Parent and Dabbagh Parent agrees that the ChannelCo Constituent Documents, the AssetCo Constituent Documents and the KSA Hub Constituent Documents, including their respective rights and obligations thereunder, shall at any time be interpreted and construed in accordance with the provisions of this JV Agreement. If there is a conflict between a provision of this JV Agreement on the one hand and a provision of the ChannelCo Constituent Documents, the AssetCo Constituent Documents and the KSA Hub Constituent Documents on the other hand, each of Greif, NSC, Greif Parent and Dabbagh Parent agrees to use its rights under the ChannelCo Constituent Documents, the AssetCo Constituent Documents and the KSA Hub Constituent Documents, inter alia, as shareholder, so as to give maximum effect to the provisions and purposes of this JV Agreement in all respects and not in a manner which is inconsistent with this JV Agreement. If at any time, for the full implementation of this JV Agreement in all respects, the ChannelCo Constituent Documents and/or the AssetCo Constituent Documents and/or the KSA Hub Constituent Documents need to be amended, Greif, NSC, Greif Parent and Dabbagh Parent shall, at the first request of either one, discuss the amendment of the ChannelCo Constituent Documents and/or the AssetCo Constituent Documents and/or the KSA Hub Constituent Documents to give maximum effect to the provisions and purposes of this JV Agreement in all respects.

2.	COOPERATION; NON-COMPETITION; BUSINESS OPPORTUNITIES; EXCLUSIVITY

2.1	Strategic Plan and Operating Plan

(a)	Strategic Plan and Operating Plan

The operations of the Global Alliance shall be governed by the Strategic Plan, which Strategic Plan shall include all the Global Alliance Entities. The budget for each Global Alliance Entity shall be governed by an Operating Plan in accordance with the Strategic Plan then in effect.

(b)	Development and Approval of Strategic Plan

The Strategic Plan for the five (5) Fiscal Years ending October 31, 2014 shall be the Initial Strategic Plan for each Global Alliance Entity (Initial Strategic Plan). At least one hundred and eighty (180) calendar days prior to the end of Fiscal Year 2014 for each Global Alliance Entity, the CEO of each such entity shall submit changes to the Strategic Plan for the subsequent five-year period to the Board of Directors of such Global Alliance Entity for its review and approval. Each Strategic Plan shall be substantially in the form of, and address the matters addressed in, the Strategic Plan then in effect. Prior to the end of that Fiscal Year, the Board of such Global Alliance Entity shall vote on the approval of the Strategic Plan and obtain Parent Approval in accordance with Section 1.3(c)(viii). The Strategic Plan shall include high level projections of results of operations and capital requirements, underlying assumptions (including key performance indicators) and market analyses for the five (5) Fiscal Years covered by such Plan.

(c)	Development and Approval for Operating Plan

At least sixty (60) calendar days prior to end of each Fiscal Year, the CEO at each Global Alliance Entity shall propose a one-year Operating Plan for such Global Alliance Entity and deliver a copy to the Board of Directors of such Global Alliance Entity. The proposed Operating Plan for each Global Alliance Entity shall be consistent with its Strategic Plan then in effect. The Operating Plan for each Global Alliance Entity shall include projections and budgeting with respect to revenues, operating expenses, operating cash flows, capital expenditures, financing, market priorities and funding requirements in each case for the following Fiscal Year.

(d)	Conformity with Strategic Plan and Operating Plan

Greif, NSC, the Board of Directors and the CEOs of each Global Alliance Entity shall cause the executives and employees of such Global Alliance Entity to conduct the operations of such Global Alliance Entity in accordance with its Strategic Plan and Operating Plan and the other Transaction Documents then in effect. In the event that the Board of Directors of a Global Alliance Entity determines that the operations of such Global Alliance Entity do not conform or are inconsistent with its Strategic Plan and/or Operating Plan or the other Transaction Documents then in effect, such Board of Directors shall take all actions necessary to cause the applicable Global Alliance Entity to remedy such nonconformity.

2.2	Transfer Pricing Mechanism; EBITDA Equalization; Shared Services Fee; Acquisitions

(a)	Transfer Pricing Mechanism

All sales by AssetCo to ChannelCo shall be based on a transfer price mechanism to be set forth in the Supply Agreement, which will be based on OECD Guidelines and Greif’s Global Transfer Pricing Policy and, pursuant to the Supply Agreement, any sales by AssetCo to third parties will only be permitted if ChannelCo shall have received (or provision shall have been made such that it will receive when required) one hundred percent (100%) of its product requirements.

(b)	EBITDA Equalization

Within forty-five (45) calendar days after the end of each financial quarter (based on monthly calculations updated through the quarter end), the EBITDA of ChannelCo, on the one hand, and AssetCo and KSA Hub taken together, on the other hand, shall be determined and the amount thereof shall be notified to Greif and NSC by the applicable CFO(s). If ChannelCo’s EBITDA exceeds the EBITDA of AssetCo and KSA Hub taken together, then ChannelCo shall pay an amount equal to one half of the excess to AssetCo. If AssetCo’s EBITDA, taken together with KSA Hub’s EBITDA, exceeds the EBITDA of ChannelCo, then AssetCo shall pay an amount equal to one half of the excess to ChannelCo. Any payment required to be made pursuant to the preceding two sentences shall be due and payable five (5) Business Days after the date of determination and notification. Notwithstanding any other provision of this Section 2.2 to the contrary, the Global Alliance Entities with the lower EBITDA may discuss and agree with the other Global Alliance Entities alternative arrangements to effect an equalization of EBITDA between ChannelCo on the one hand, and AssetCo and KSA Hub on the other hand.

(c)	Shared Services

Each of Greif and NSC and their respective Affiliates shall provide certain services to the Global Alliance Entities, as set forth in the Shared Services Agreement.

(d)	Acquisitions

From and after Closing. each of Greif and NSC and their respective Affiliates shall comply with Section 4.2 of the Formation Agreement (Acquisitions).

2.3	IP Matters

(a)	IP License Agreement

As set forth in the IP License Agreement, Greif Parent shall provide a license to each Global Alliance Entity for the use of Greif’s name and the Greif Business System for use solely in the Polywoven Industrial Packaging Business and for any other business as agreed by Greif and NSC.

(b)	New Developments

Each Global Alliance Entity shall (i) cause all technological developments, inventions, discoveries or improvements by such Global Alliance Entity’s employees or agents to be fully documented in accordance with Greif’s existing practices, (ii) cause all key employees and consultants of such Global Alliance Entity to execute appropriate patent assignment agreements to the Global Alliance Entity and, (iii) where possible and appropriate, to file and prosecute United States, Saudi Arabia and any foreign patent applications relating to and protecting such developments on behalf of the Global Alliance Entities, in each case consistent with intellectual property policies established and modified from time to time by Greif.

2.4	Exclusivity

(a)	Global Alliance Scope of Activities
(i)	None of Greif Parent, Greif, Dabbagh Parent nor NSC nor their respective Affiliates shall, without the prior written consent of the other, (i) during the period that it holds a direct or indirect Ownership Interest in any Global Alliance Entity, and (ii) for two (2) years thereafter, directly or indirectly, own, manage, operate, jointly control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant or otherwise with, or use or permit its name or the name of any of its Affiliates to be used in connection with, any business or enterprise that is engaged in the Polywoven Industrial Packaging Business anywhere in the world (the Territory), other than through the Global Alliance.

(ii)	Notwithstanding the foregoing, Greif and its Affiliates shall be permitted to continue their existing business (other than the Acquired Businesses consisting of Storsack Holding GmbH, UNSA Ambalaj Sanayi ve Ticaret Anonim Sirketi, Ligtermoet B.V. and their respective subsidiaries), and Greif, NSC and their respective Affiliates shall be permitted to hold passive ownerships of up to five percent (5%) in publicly owned companies that engage in the Polywoven Industrial Packaging Business.
(b)	NSC Scope of Activities

In connection with the activities of the Global Alliance, NSC and its Affiliates, including Dabbagh Parent, will have access to the Greif Business System and other proprietary, confidential and other nonpublic information (including trade secrets, know how, customer lists and employee identities)

relating to aspects of Greif’s business that will not be conducted through the Global Alliance, including the Rigid Industrial Packaging Business (as hereinafter defined). Because such information cannot be separated from the information relevant to the Polywoven Industrial Packaging Business that will be conducted through the Global Alliance, Dabbagh Parent and NSC hereby agree as follows in exchange for access to the Greif Business System and such other information:
(i)	During the term of the Global Alliance and for three (3) years after the termination of the Global Alliance, Dabbagh Parent, NSC and their Affiliates shall not, directly or indirectly, on its or their own behalf or on behalf of another person or entity: (i) own, operate, advise, consult, promote or assist (financially or otherwise), participate in, become employed by, or have any interest in any business that is engaged in the same or similar business as the Rigid Industrial Packaging Business anywhere in the world; (ii) solicit, attempt to solicit, sell or license any product or service in competition with the products or services of Greif Parent and its Affiliates to any Customer of Greif Parent or its Affiliates; and (iii) induce, solicit or attempt to influence any employee of Greif Parent or its Affiliates to terminate his or her employment with Greif Parent or its Affiliates, nor shall Dabbagh Parent, NSC or any of their Affiliates, in any other manner, interfere with or attempt to interfere with, in any way, the relationship of Greif Parent and its Affiliates with any employees, officers, managers, agents, suppliers, vendors, independent contractors, customers or otherwise. Each of Dabbagh Parent and NSC acknowledges the territory, scope and duration of this provision to be reasonable given the nature of Dabbagh Parent’s and NSC’s access to confidential business information of Greif Parent.

(ii)	Notwithstanding the foregoing, Dabbagh Parent’s interest in Greif Saudi Arabia Ltd. at the time of execution of this JV Agreement or any subsequent passive ownership of five percent (5%) or less in a publicly owned company that engages in the Rigid Industrial Packaging Business and whose shares or interests are regularly traded on a recognized exchange shall not be deemed a violation of the above stated covenants. The noncompetition period referenced above shall be tolled or suspended during any period of violation or attempted violation by NSC or any of its Affiliates.

(iii)	Rigid Industrial Packaging Business shall mean the manufacture, distribution or sale of any fibre drum, steel drum, plastic drum, intermediate bulk container, water bottle, closure, industrial packaging accessory, load securement product, linerboard or medium sheet, corrugated sheet or corrugated container or multi-wall bag; and the provision of services relating to industrial packaging for blending, filling, warehousing and logistics.

(iv)	Customer shall mean any current customer of Greif Parent or any of its Affiliates as of the date of termination of the Global Alliance and any person or entity who has been a customer of Greif or any of its Affiliates at any time within two (2) years prior to that date.
(c)	Enforceability
(i)	Each of Greif Parent, Greif, Dabbagh Parent and NSC acknowledge and agree that the time, scope, geographic area and other provisions of this Section 2.4 have been specifically negotiated by sophisticated parties and specifically agree that such time, scope, geographic area, and other provisions are reasonable under the circumstances. Each of Greif Parent, Greif, Dabbagh Parent and NSC agree that if, despite this express agreement of Greif Parent, Greif, Dabbagh Parent and NSC, a court should hold any portion of this Section 2.4 to be unenforceable for any reason, the maximum restrictions of time, scope and geographic area reasonable under the circumstances, as determined by the court, will be substituted for the restrictions held to be unenforceable. In furtherance of the foregoing, each of Greif Parent, Greif, Dabbagh Parent and NSC agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this JV Agreement shall be enforceable as so modified.

(ii)	Each of Greif Parent, Greif, Dabbagh Parent and NSC agree that the other and each of the Global Alliance Entities shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting any bond or other security, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 2.4, which rights shall be cumulative and in addition to any other rights or remedies to which such Person may be entitled. Section 6 of the Formation Agreement shall not apply to any Dispute with regard to this Section 2.4.
2.5	Business Opportunities

(a)	If any of Greif Parent, Greif, Dabbagh Parent or NSC becomes aware of any corporate or business opportunities relating to products manufactured with polywoven fabric that are not within the then-current definition of the Polywoven Industrial Packaging Business, including opportunities relating to an acquisition of a business or assets or participation interests, a purchase of an equity interest, potential sales of new products such as HDPE sacks, dry bulk liners, leno bags and PW strapping, or other similar transactions (each a Business Opportunity) such entity (the Presenting Entity) shall present such Business Opportunity to NSC (if Greif Parent or Greif is the Presenting Entity) or Greif (if Dabbagh Parent or NSC is the Presenting Entity) in writing, together with a reasonably detailed explanation and financial summary of such Business Opportunity that would be sufficient to the entity that is not the Presenting Entity (the Non-Presenting Entity) to reasonably evaluate such Business Opportunity. The Non-Presenting Entity shall have the right but not the obligation to agree or consent that the applicable Global Alliance Entity can pursue such Business Opportunity (and that such Business Opportunity becomes included in the definition of the Polywoven Industrial Packaging Business) and shall inform the Presenting Entity of its decision within thirty (30) calendar days after the Business Opportunity is presented. If the Non-Presenting Entity informs the Presenting Entity that it will not agree to consent to the applicable Global Alliance Entity pursuing the Business Opportunity, then the Presenting Entity shall be entitled to individually pursue the Business Opportunity.

(b)	In the event that a Global Alliance Entity has acquired a Business Opportunity through one (1) or more Acquired Businesses and the Board of Directors of such Global Alliance Entity has determined that such Business Opportunity must be divested, such Global Alliance Entity will offer the Business Opportunity to each of Greif and NSC. Each of Greif and NSC shall have the right but not the obligation to pursue such Business Opportunity and shall inform the other and the applicable Global Alliance Entity of its decision within forty-five (45) days after receipt of notice of the Business Opportunity. If each of Greif and NSC informs the applicable Global Alliance Entity that it shall not pursue the Business Opportunity or fails to respond within such forty-five (45) day period, then the applicable Global Alliance Entity shall be entitled to divest the Business Opportunity to a third party.

(c)	In the event that the Global Alliance Entity offers the Business Opportunity to each of Greif and NSC in accordance with Section 2.5(b) and both Greif and NSC inform the applicable Global Alliance Entity that they wish to pursue the Business Opportunity, then the Business Opportunity shall be carried out by such Global Alliance Entity.

3.	TRANSFER RESTRICTIONS

3.1	General Restrictions

(a)	Neither Greif nor NSC shall, directly or indirectly, sell, lease, contribute, exchange, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of, by gift or otherwise, (Transfer) or permit any of its Affiliates to Transfer, any portion of its direct or indirect Ownership Interest in any Global Alliance Entity, except for Transfers permitted by this Section 3 or Section 4.

(b)	Any attempted or actual Transfer of a direct or indirect Ownership Interest in a Global Alliance Entity in violation of this JV Agreement shall be of no effect and null and void. Each of Greif and NSC shall use its respective commercially reasonable efforts to cooperate with the other in connection with any attempted Transfer by the other in compliance with this Section 3.

3.2	Permitted Transfers

(a)	General

Each of Greif and NSC may Transfer all or any portion of its direct or indirect Ownership Interest in a Global Alliance Entity (without prior approval or consent of Greif or NSC (as the case may be) or any Board of Directors of any Global Alliance Entity) if:
(i)	such Transfer is made to a Wholly-Owned Subsidiary of such entity, provided that the transferring entity remains responsible for all Liabilities transferred in connection therewith;

(ii)	the continued participation of either Greif or NSC in the Global Alliance would cause any of Greif, NSC (or any of their respective Affiliates) or any Global Alliance Entity to violate any applicable Law in any material respect, provided that the transferring entity complies with Section 3.2(b);

(iii)	any Governmental Authority requires either Greif or NSC to divest any portion of its direct or indirect Ownership Interest in a Global Alliance Entity, provided that the transferring entity first takes such action as may be reasonably available to it to challenge such order (including commencing litigation, if applicable) and has exhausted all available appeals and complies with Section 3.2(b);

(iv)	such Transfer occurs as part of an IPO to be effected after the third anniversary of the Closing Date, provided that the transferring entity complies with Section 3.2(c);

(v)	such Transfer occurs as part of a private placement offering to one or more third party investors of NSC’s direct or indirect Ownership Interest in Dabbagh HoldCo; provided that: (i) the third party investor shall not be a direct competitor of Greif or any Global Alliance Entity (unless otherwise mutually agreed to by Greif and NSC); (ii) Dabbagh Parent (or one of its Affiliates) shall maintain Control of Dabbagh HoldCo following the closing of such private placement offering; (iii) the private placement would not result in a violations of OFAC sanctions; and (iv) Greif’s consent is provided and such consent shall not be unreasonably withheld.

(vi)	such Transfer occurs as part of a voluntary sale of a minority interest to a bona fide third party purchaser (a Third Party Sale), provided that the transferring entity complies with Section 3.2(d); or

(vii)	such Transfer is made in accordance with Section 3.2(e)(i) or Section 3.2(e)(ii).
(b)	Involuntary Transfers

If at any time (i) either Greif or NSC obtains a legal opinion from outside counsel that its continued participation in the Global Alliance would cause it (or any of its Affiliates) or any Global Alliance Entity to violate any applicable Law in any material respect, or (ii) any Governmental Authority requires either Greif or NSC to divest any portion of its direct or indirect Ownership Interest in a Global Alliance Entity, then such Person seeking to Transfer an Ownership Interest (the Selling Party) shall first be required to offer in writing all of its Ownership Interest in each Global Alliance Entity to the other party (the Non-Selling Party) at the greater of (i) the percentage of such Ownership Interests relative to all outstanding Ownership Interests multiplied by the book value of the relevant Global Alliance Entity, and (ii) the percentage of such Ownership Interests relative to all outstanding Ownership Interests multiplied by the Formula Value of the relevant Global Alliance Entity, and on such other material terms and conditions as may be included in the written offer. The Non-Selling Party may, at its option, either accept or reject the offer as soon as practicable after receipt thereof, and in any event within sixty (60) calendar days after receipt thereof (the ROFO Expiration Date). The Non-Selling Party shall have the right to accept the offer as to all (but not less than all) of the Ownership Interest offered thereby. In the event that the Non-Selling Party shall elect to purchase such Ownership Interest, the Non-Selling Party shall communicate in writing such election to purchase to the Selling Party on or before the ROFO Expiration Date, and shall, when taken in conjunction with the offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Ownership Interest covered thereby. In the event that the Non-Selling Party does not accept the offer prior to the ROFO Expiration Date, the Selling Party shall be free to sell the Ownership Interest contemplated by the offer in a Third Party Sale on such terms and conditions as set forth in the said offer to a prospective third party purchaser who is not a direct competitor of the Non-Selling Party or the Global Alliance at any time over the twelve (12) month period following the ROFO Expiration Date. In the event that the Selling Party has not entered into a definitive agreement to sell all of such Person’s Ownership Interest in the Global Alliance within twelve (12) months after the ROFO Expiration Date, such Selling Party may notify the Non-Selling Party of its decision to dissolve the Global Alliance pursuant to Section 4.

(c)	Initial Public Offering

Either Greif or NSC may determine to effect an IPO with regard to shares in Greif HoldCo or Dabbagh HoldCo, respectively, after the third anniversary of the Closing Date; provided that (i) if the IPO involves Greif HoldCo, then the IPO must be structured such that Greif Parent (or one of its Affiliates) would retain Control of Greif HoldCo following consummation of the IPO and such other provisions shall have been made (including if applicable amendments to the Transaction Documents and/or the Constituent Documents) to the reasonable satisfaction of NSC to ensure that the governance and economic aspects of the Global Alliance will continue to function post-IPO in a manner substantially similar to the pre-IPO status and the intentions of the parties reflected herein; (ii) if the IPO involves Dabbagh HoldCo, then the IPO must be structured such that Dabbagh Parent (or one of its Affiliates) would retain Control of Dabbagh HoldCo following consummation of the IPO and such other provisions shall have been made (including, if applicable, amendments to the Transaction Documents and/or the Constituent Documents) to the reasonable satisfaction of Greif to ensure that the governance and economic aspects of the Global Alliance will continue to function post-IPO in a manner substantially similar to the pre-IPO status and the intentions of the parties reflected herein.

(d)	Third Party Sale
If at any time either Greif or NSC determines to effect a Third Party Sale, such Person shall only proceed with such Third Party Sale if: (i) it receives the written consent of the Non-Selling Party to the proposed Third Party Sale (not to be unreasonably withheld); (ii) the prospective third party purchaser is not a direct competitor of the Non-Selling Party (in the reasonable determination of the Non-Selling Party); (iii) the Ownership Interest offered for sale is a minority interest of either Greif HoldCo or Dabbagh HoldCo, as the case may be; (iv) if the Third Party Sale involves Greif HoldCo, then the Third Party Sale must be structured such that Greif Parent (or one of its Affiliates) would retain Control of Greif HoldCo following consummation of the Third Party Sale and such other provisions shall have been made (including, if applicable, amendments to the Transaction Documents and/or the Constituent Documents) to the reasonable satisfaction of NSC to ensure that the governance and economic aspects of the Global Alliance will continue to function post-Third Party Sale in a manner substantially similar to the pre-Third Party Sale status and the intentions of the parties reflected herein; and (v) if the Third Party Sale involves Dabbagh HoldCo, then the Third Party Sale must be structured such that Dabbagh Parent (or one of its Affiliates) would retain Control of Dabbagh HoldCo following consummation of the Third Party Sale and such other provisions shall have been made (including, if applicable, amendments to the Transaction Documents and/or the Constituent Documents) to the reasonable satisfaction of Greif to ensure that the governance and economic aspects of the Global Alliance will continue to function post-Third Party Sale in a manner substantially similar to the pre-Third Party Sale status and the intentions of the parties reflected herein.

(e)	Transfers in Violation of JV Agreement Void; Default Transfers
(i)	(A) Any attempted or actual Transfer of a direct or indirect Ownership Interest in a Global Alliance Entity in violation of this JV Agreement by Greif or one of its Affiliates shall be void ab initio and shall not be recorded in the books and records of any Global Alliance Entity; provided that (1) all members of the Boards of Directors of each of AssetCo, ChannelCo and KSA Hub and any other Global Alliance Entity Board of Directors appointed at the direction of Greif shall automatically be removed and the vote of such individuals shall no longer be required in connection with any Board Ordinary Approval or Board Supermajority Approval, and (2) NSC shall have the right (in addition to any of its other rights under this JV Agreement) to receive from Greif any proceeds Greif or one of its Affiliates received in connection with such void attempted or actual Transfer. (B) In the case of a failure by Greif to make a Capital Contribution or Credit Support available that is properly requested in accordance with Section 4.3 of the Formation Agreement, NSC shall have the right (in addition to any of its other rights under this JV Agreement) but not the obligation to require Greif to sell Greif’s direct or indirect Ownership Interests in the Global Alliance Entities to NSC at a purchase price equal to seventy-five percent (75%) of the book value of Greif’s Ownership Interests. Upon receipt of notice from NSC indicating that NSC wishes to purchase Greif’s Ownership Interests (the Dabbagh Call Notice), Greif shall be obligated to sell Greif’s Ownership Interests to NSC and NSC shall be obligated to purchase Greif’s Ownership Interests from Greif. The closing on such purchase shall be within thirty (30) calendar days after Greif’s receipt of the Dabbagh Call Notice or, if later, the fifth Business Day after the determination of the purchase price and the receipt of any required regulatory approvals. NSC and Greif shall execute such documents and instruments as may be necessary or appropriate to effect the foregoing pursuant to this Section 3.2(e)(i).

(ii)	(A) Any attempted or actual Transfer of a direct or indirect Ownership Interest in a Global Alliance Entity in violation of this JV Agreement by NSC or one of its Affiliates shall be void ab initio and shall not be recorded in the books and records of any Global Alliance Entity; provided that (1) all members of the Boards of Directors of each of AssetCo, ChannelCo and KSA Hub and any other Global Alliance Entity Board of Directors appointed at the direction of NSC shall automatically be removed and the vote of such individuals shall no longer be required in connection with any Board Ordinary Approval or Board Supermajority Approval, and (2) Greif shall have the right (in addition to any of its other rights under this JV Agreement) to receive from NSC any proceeds NSC or any of its Affiliates received in connection with such void attempted or actual Transfer. (B) In the case of a failure by NSC to make a Capital Contribution or Credit Support available that is properly requested in accordance with Section 4.3 of the Formation Agreement, Greif shall have the right (in addition to any of its other rights under this JV Agreement) but not the obligation to require NSC to sell NSC’s direct or indirect Ownership Interests in the Global Alliance Entities to Greif at a purchase price equal to seventy-five percent (75%) of the book value of NSC’s Ownership Interests. Upon receipt of notice from Greif indicating that Greif wishes to purchase NSC’s Ownership Interests (the Greif Call Notice), NSC shall be obligated to sell NSC’s Ownership Interests to Greif and Greif shall be obligated to purchase NSC’s Ownership Interests from NSC. The closing on such purchase shall be within thirty (30) calendar days after NSC’s receipt of the Greif Call Notice or, if later, the fifth Business Day after the determination of the purchase price and the receipt of any required regulatory approvals. NSC and Greif shall execute such documents and instruments as may be necessary or appropriate to effect the foregoing pursuant to this Section 3.2(e)(ii).
3.3	Continuing Obligations to Make Capital Contributions
Neither a Third Party Sale nor an IPO shall release the Person that effects a Transfer from its obligations to make one hundred percent (100%) of the Capital Contributions, and make available one hundred percent (100%) of the Credit Support, applicable to it as set forth in the Formation Agreement and the Strategic Plan.
4.	DISSOLUTION

4.1	General

The Global Alliance shall continue without interruption indefinitely unless otherwise terminated earlier pursuant to this Section 4; provided, however, that a Global Alliance Entity shall not terminate until its affairs have been wound up and its assets distributed as provided herein.

4.2	Fault Dissolution

The Global Alliance shall terminate and each Global Alliance Entity shall be wound up and its assets distributed if either Greif or NSC notifies the other that any of the following circumstances exists (the Termination Conditions):

(a)	either (i) the continued participation of either Greif or NSC in the Global Alliance would cause any of Greif, NSC (or any of their respective Affiliates) or any Global Alliance Entity to violate any applicable Law in any material respect, (ii) NSC or any of its Affiliates has become, or is likely to become, subject to OFAC sanctions or similar sanctions administered by any other relevant Governmental Authority, or (iii) any Governmental Authority requires Greif, NSC or any of their respective Affiliates to divest any portion of its direct or indirect Ownership Interest in a Global Alliance Entity, and, in the case of either subclause (i), (ii) or (iii) above, no Transfer pursuant to Section 3.2(b) is capable of being effected; or
(b)	(A) a Default Event has occurred with respect to either Greif or NSC (or any of their respective Affiliates), excluding an event under clauses (c), (d), (e) or (f) under the definition of Default Event (a Bankruptcy Event); or (B) a Bankruptcy Event occurs with respect to either Greif or NSC (or any of their respective Affiliates that represents 10% or more of the total assets or total revenues of its respective corporate group).
4.3	Termination

(a)	Termination Condition Date
Not later than forty (40) calendar days after a Termination Condition exists (the Termination Condition Date) each of Greif and NSC shall proceed to terminate the Global Alliance and wind up each Global Alliance Entity.
(b)	Global Alliance Sale Procedure; Commercially Reasonable Efforts
Except as expressly stated otherwise, the approval requirements set forth in Sections 1.3(a), Section 1.3(b) and 1.3(c) hereof shall not be applicable to the implementation of the arrangements set forth in this Section 4.3(b). Each of Greif and NSC shall use its respective commercially reasonable efforts to sell each Global Alliance Entity as a going concern to a third party that is not a direct competitor of either Greif or NSC or to either of Greif or NSC and to obtain any necessary Governmental Approvals required to effect such sales. To facilitate such sales, each of Greif and NSC shall consent to the selection of an investment banking firm to manage any such sales in such a manner as to maximize the value of such entities for each of Greif and NSC and to provide indemnities and other protections for each of Greif and NSC from post-sale Liabilities of the Global Alliance Entities, including with respect to post-closing environmental and decommissioning matters. In the event that Greif and NSC have not completed the sales of all of the Global Alliance Entities individually within three (3) years after the Termination Condition Date (the Sale Period), each Global Alliance Entity that has not been sold shall be liquidated pursuant to the procedures set forth in Section 4.4.
4.4	Liquidation
(a)	Appointment of Liquidator; Responsibilities
Upon the required liquidation of a Global Alliance Entity in accordance with Section 4.3(b), the Board of Directors of each such Global Alliance Entity shall select a Person to be the liquidator of such Global Alliance Entity (the Liquidator). In the event any such Board of Directors cannot unanimously agree on the Liquidator, the CEO of each of Greif and NSC (or such CEOs’ representatives) shall jointly select the Liquidator for such Global Alliance Entity. In the event that liquidation is for KSA Hub, then shareholders of KSA Hub shall jointly select the Liquidator for KSA Hub. In the event that liquidation is for ChannelCo or AssetCo and the Person selected as Liquidator is not a member of the Board of Directors of such entity, then the shareholders of such entity shall resolve to appoint the selected Person as Liquidator for such entity. The Liquidator shall not resign at any time without twenty (20) calendar days’ prior written notice and may only be removed by unanimous approval of the applicable Board of Directors, or, in the event of a failure to obtain such unanimous approval, then jointly by the CEO of each of Greif and NSC (or such CEOs’ representatives), unless otherwise provided for by Law as applicable to the subject Global Alliance Entity. Upon dissolution, resignation, or removal of the

Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers, and obligations of the original Liquidator) shall, within forty (40) calendar days thereafter, be selected by the unanimous approval of the applicable Board of Directors. To the extent permissible by Law as applicable to the subject Global Alliance Entity, the Liquidator shall, subject to providing adequate reserves, distribute any assets (including Unrealized Appreciation) among the owners of such Global Alliance Entity, provided, however, that neither Greif nor NSC may receive an amount in excess of its positive capital account balance with respect to each entity that may be taxed as a partnership under United States Laws. If any assets still remain in such Global Alliance Entity, the Liquidator shall liquidate such assets and apply and distribute the proceeds of such liquidation in the following order and priority, to the maximum extent permitted by Law:
(i)	first, to creditors of such Global Alliance Entity (including owners thereof to the extent permitted by Law) in satisfaction of the Global Alliance Entity’s known debts and Liabilities (whether by payment or the making of provision for the known amount thereof);
(ii)	second, to repay all costs incurred by such Global Alliance Entity in connection with the liquidation proceedings; and
(iii)	third, to the owners of such Global Alliance Entity, pro rata in accordance with the positive balances of their respective capital accounts in the event the entity is taxed as a partnership under United States Laws, or in accordance with their Ownership Interests for all other entities.
(b)	Distribution in Trust
Notwithstanding the provisions of Section 4.4(a) requiring the liquidation of the assets of a Global Alliance Entity (but subject to the order of priorities set forth therein) and if permitted under the Laws of the jurisdiction where the relevant Global Alliance Entity is incorporated, in the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the owners of such Global Alliance Entity pursuant to Section 4.4(a) hereof may be:
(i)	distributed to a trust established for the benefit of the owners for the purposes of liquidating the Global Alliance Entity’s assets, collecting amounts owed to the Global Alliance Entity, and paying any contingent or unforeseen Liabilities or obligations of the Global Alliance Entity or of the owners arising out of or in connection with the Global Alliance Entity. The assets of any such trust shall be distributed to the owners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Global Alliance Entity that would otherwise have been distributed to the owners of the Global Alliance Entity pursuant to this JV Agreement; or
(ii)	withheld to provide a reasonable reserve of the Global Alliance Entity’s Liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Global Alliance Entity, provided that such withheld amount shall be distributed to the owners of such Global Alliance Entity as soon as practicable.
4.5	Continuing Obligations to Make Capital Contributions
A Termination Condition shall extinguish, without any further Liability, all further obligations to make Capital Contributions, or to make available Credit Support, pursuant to the Strategic Plan of each of Greif and NSC, except that each of Greif and NSC shall remain liable for any obligation that existed prior to the occurrence of a Termination Condition.

5.	MISCELLANEOUS

5.1	Confidentiality
(a)	Covenant of Confidentiality. Except as may be required by applicable Law, each of Greif Parent, Greif, Dabbagh Parent and NSC shall treat all Confidential Information of each other and any Global Alliance Entity that is obtained in connection with participation in the Global Alliance, and not otherwise known to them or already in the public domain (other than through a breach by any Person of any duty or obligation of confidentiality), as confidential.

(b)	No Disclosure or Unauthorized Use of Confidential Information. Each of Greif Parent, Greif, Dabbagh Parent and NSC acknowledge that the Confidential Information described in Section 5.1(a) is a valuable and unique asset and covenants that it will not allow the disclosure of any such Confidential Information to any Person, other than its advisors (who shall receive such Confidential Information with no right to disclose the same or use it except for the same use as permitted to the disclosing party), for any reason whatsoever, unless such information is in the public domain through no wrongful act of such disclosing party or such disclosure is required by Law. Neither Greif Parent, Greif, Dabbagh Parent nor NSC shall use the Confidential Information described in Section 5.1(a) in any manner or for any purpose except as expressly permitted by the other or the Global Alliance Entity that owns the Confidential Information or from which it was obtained.

(c)	Affiliates. The terms of this Section 5.1 shall apply to any Affiliate of Greif Parent or Dabbagh Parent to the same extent as if such Affiliate were either Greif Parent or Dabbagh Parent, and each of Greif Parent and Dabbagh Parent shall take whatever actions may be necessary to cause any of its Affiliates to adhere to the terms of this Section 5.1.

(d)	Injunctive Relief.
(i)	In the event of any breach or threatened breach by Greif Parent or Greif of any provision of this Section 5.1, NSC shall be entitled to injunctive or other equitable relief, restraining Greif Parent and Greif from using or disclosing any Confidential Information, in whole or in part, or from engaging in conduct that would constitute a breach of their obligations under this Section 5.1. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages.
(ii)	In the event of any breach or threatened breach by Dabbagh Parent or NSC of any provision of this Section 5.1, Greif shall be entitled to injunctive or other equitable relief, restraining Dabbagh Parent and NSC from using or disclosing any Confidential Information, in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of their obligations under this Section 5.1. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages.
5.2	Compliance with Agreement
Each of Greif, NSC, Greif Parent and Dabbagh Parent shall, and shall cause its respective employees and agents to, take all actions as a shareholder or director or officer of any other entity that is required to cause any other entity to conduct its business and to take such actions as shall be necessary in order to effect this JV Agreement, the Transactions or the Transaction Documents.

5.3	Compliance with Laws

(a)	Notwithstanding anything to the contrary contained in this JV Agreement or any other Transaction Document, from and after the Closing, each of Greif and NSC and their respective Affiliates (which Affiliates are directly or indirectly engaged in the Polywoven Industrial Packaging Business) and each Global Alliance Entity and each Global Alliance Subsidiary shall comply with the requirements of all Laws applicable to each respective party in all material respects and shall make such filings, take such actions, refrain from such actions and otherwise provide all cooperation as may reasonably be requested by the affected party from time to time to ensure that neither Greif nor NSC nor their respective Affiliates (including the Global Alliance Entities and Global Alliance Subsidiaries) is in violation of any Law applicable to them (including by reason of their ownership in any Global Alliance Entity or Global Alliance Subsidiary) and to the extent that the exercise of any right or fulfillment of any obligation under this JV Agreement would cause Greif or NSC, their respective Affiliates or a Global Alliance Entity or Global Alliance Subsidiary to violate any applicable Law in any material respect, then such right will be exercised or such obligation will be complied with only to the extent that (i) applicable Law will not be so violated and (ii) such is in accordance with each of Greif’s and NSC’s compliance policies, including the Joint Venture Compliance Policy.

(b)	Each of Greif and NSC shall formally adopt, implement and from time to time amend the Joint Venture Compliance Policy and shall cooperate in good faith to develop and implement any other appropriate compliance policies designed to ensure that the Global Alliance, each Global Alliance Entity, each Global Alliance Subsidiary and NSC and its Affiliates in connection with their direct or indirect participation in the Global Alliance, complies in all material respects with all applicable Laws, including anti-terrorism sanctions and Laws concerning worker health and safety, environmental protection, anti-corruption, anti-boycott and anti-money-laundering and shall implement and maintain adequate internal financial and management controls and procedures to monitor, audit, detect and prevent the violation of such applicable Laws. Greif shall from time to time provide NSC and each Global Alliance Entity with information concerning applicable U.S. anti-bribery and anti-corruption Laws and the sanctions programs administered by OFAC; the parties agree that such provision of information shall not be construed as providing legal advice to NSC.

(c)	No Applicable Person shall violate any anti-bribery or anti-corruption Laws, nor shall any Applicable Person, directly or indirectly, offer, pay, promise to pay, or authorize a Prohibited Payment to any Government Official or to any person under circumstances where such Applicable Person knew or was aware of a reasonable probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:
(i)	either influencing any act or decision of such Government Official in his official capacity, inducing such Government Official to do or omit to do any act in relation to his lawful duty, securing any improper advantage, or inducing such Government Official to influence or affect any act or decision of any Governmental Authority or instrumentality; or
(ii)	assisting Greif, NSC, any Global Alliance Entity, any Global Alliance Subsidiary or any of their respective Affiliates in obtaining or retaining business for or with, or directing business to any of them.
(iii)	each of Greif, NSC, Greif Parent and Dabbagh Parent agrees to promptly report to the others any Prohibited Payment made in connection with the Global Alliance, any Global Alliance

Entity or any Global Alliance Subsidiary of which any of them obtains knowledge or has reasonable grounds to believe has occurred.
(d)	No Relevant Person shall engage directly or indirectly in transactions connected with any government, country, or other entity or Person that is the target of or subject to sanctions administered by OFAC or any other relevant Governmental Authority, including all entities owned by any Persons identified on the SDN List. No Relevant Person is any such Person or entity. Notwithstanding the foregoing, NSC and its Affiliates may engage in transactions with (i) countries or governments that are subject to sanctions administered by OFAC or any other relevant Governmental Authority and (ii) Persons identified on OFAC’s SDN List solely due to their being owned or controlled by a government that is subject to OFAC sanctions under a “country regime” (rather than a “bad actor” regime), provided that: (x) such activities do not violate laws applicable to NSC or its Affiliates, (y) such activities are wholly unrelated to any of Greif or its Affiliates, the Global Alliance, any Global Alliance Entity or any Global Alliance Subsidiary and do not contravene the Joint Venture Compliance Policy and (z) such activities do not constitute the predominant share of the business activities (as constituted by revenues generated) of NSC or Dabbagh Parent or result in NSC or Dabbagh Parent materially acting on behalf of such Persons, countries or governments. Each of Greif, NSC, Greif Parent and Dabbagh Parent agrees to promptly report to the others upon obtaining knowledge or having reasonable grounds to believe that a Relevant Person has become or is likely to become the target of any such sanctions which may be grounds for termination of the Global Alliance pursuant to Section 4.2(a) of this JV Agreement.
5.4 Notices
All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by email, registered or certified mail, facsimile message or internationally recognized courier service. Any notices shall be deemed given upon the earlier of the date when received at, or the third Business Day after the date when sent by an internationally recognized courier service, or the day after the date when sent by email to or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by notice to the other parties, and shall be delivered by hand or courier service, mailed or sent by email, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

Greif:
Greif International Holding Supra C.V.
Bergseweg 6, 3633 AK Vreeland
The Netherlands
Attn: SBU Controller
Fax: +31 294 232 441
with required copies (which copies shall not constitute notice) to:
Greif, Inc.
425 Winter Road
Delaware, OH 43015
Attn: President
Fax: +1 740 549 6101
and

Greif, Inc.
425 Winter Road
Delaware, OH 43015
Attn: General Counsel
Fax: +1 740 549 6101
and
Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attn: Eric S. Shube
email: eric.shube@allenovery.com
Fax: +1 212 610 6399
Greif Parent:
Greif, Inc.
425 Winter Road
Delaware, OH 43015
Attn: President
Fax: +1 740 549 6101
with a required copy (which copy shall not constitute notice) to:
Greif, Inc.
425 Winter Road
Delaware, OH 43015
Attn: General Counsel
Fax: +1 740 549 6101
and
Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attn: Eric S. Shube
email: eric.shube@allenovery.com
Fax: +1 212 610 6399
NSC:
National Scientific Company Limited
P.O. Box 1039
Jeddah 21431
Kingdom of Saudi Arabia
Attn: M H Jazeel
email: jazeel@dabbagh.com
Fax: +966 2 669 6184

with required copies (which copies shall not constitute notice) to:
Dabbagh Group Holding Company Limited
P.O. Box 1039
Jeddah 21431
Kingdom of Saudi Arabia
Attn: M H Jazeel
email: jazeel@dabbagh.com
Fax: +966 2 669 6184
and
Legal Advisors, In Association with Baker & McKenzie
Olayan Complex
Tower II, 3rd Floor
Riyadh 11491
Saudi Arabia
Attn: George Sayen
email: george.sayen@bakermckenzie.com
Fax: +966 1 291 5571
Dabbagh Parent:
Dabbagh Group Holding Company Limited
P.O. Box 1039
Jeddah 21431
Kingdom of Saudi Arabia
Attn: M H Jazeel
email: jazeel@dabbagh.com
Fax: +966 2 669 6184
with a required copy (which copy shall not constitute notice) to:
Legal Advisors, In Association with Baker & McKenzie
Olayan Complex
Tower II, 3rd Floor
Riyadh 11491
Saudi Arabia
Attn: George Sayen
email: george.sayen@bakermckenzie.com
Fax: +966 1 291 5571
5.5	Governing Law; Jurisdiction
(a)	This JV Agreement, any non-contractual obligations arising out of or in connection with this JV Agreement (and any Disputes arising out of or related hereto or to the Transactions or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise), shall in all respects be governed by and construed in accordance with the laws of England and Wales, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of another jurisdiction. The English courts have exclusive jurisdiction to settle any Dispute arising out of or in connection with this JV Agreement (including a Dispute relating to any non-contractual obligations arising out of or in connection with this JV Agreement) and each of Greif Parent, Greif, Dabbagh Parent and NSC hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the English courts, for the purposes of any Proceeding.

(b)	Each of Greif Parent and Greif irrevocably appoints Grief UK Limited, Business Unit Manager of Merseyside Works, of Oil Sites Road, Ellesmere Port, Cheshire CH65 4EZ as their agent in England for service of process.

(c)	Each of Dabbagh Parent and NSC irrevocably appoints Law Debenture Corporate Services Limited, of 100 Wood Street, London EC2V 7EX as their agent in England for service of process.

(d)	Each of Greif (on behalf of Greif and its Affiliates) and NSC (on behalf of NSC and its Affiliates) irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection to the laying of venue of any such Proceeding in English courts, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inappropriate or inconvenient forum.

(e)	Each of Greif (on behalf of Greif and its Affiliates) and NSC (on behalf of NSC and its Affiliates) irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in any Proceeding arising, directly or indirectly, out of or relating to this JV Agreement, any other Transaction Document or the transactions contemplated herein or therein and for any counterclaim therein (in each case whether based on contract, tort or any other theory and whether predicated on common law, statute or otherwise). Each of Greif (on behalf of Greif and its Affiliates) and NSC (on behalf of NSC and its Affiliates) (1) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of a Proceeding, seek to enforce the foregoing waiver, and (2) acknowledges that it and the other parties have been induced to enter into this JV Agreement by, amongst other things, the mutual waivers and certifications in this clause.

5.6	Severability

If any provision of this JV Agreement shall be held to be illegal, invalid or unenforceable, Greif, NSC, Greif Parent and Dabbagh Parent agree that such provision will be enforced to the maximum extent permissible so as to effect the intent of Greif, NSC, Greif Parent and Dabbagh Parent and the validity, legality and enforceability of the remaining provisions of this JV Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of Greif, NSC, Greif Parent and Dabbagh Parent, each of Greif, NSC, Greif Parent and Dabbagh Parent will negotiate in good faith to amend this JV Agreement to replace the unenforceable language with enforceable language that as closely as possible reflects such intent.

5.7	Amendments

This JV Agreement may be modified only by a written amendment signed by each of Greif, NSC, Greif Parent and Dabbagh Parent.

5.8	Waiver

Any term or provision of this JV Agreement may be waived at any time by the Person entitled to the benefit thereof by a written instrument duly executed by such Person. The waiver by Greif, NSC, Greif Parent or Dabbagh Parent of any instance of another Person’s noncompliance with any obligation or responsibility herein shall be in writing and signed by the waiving Person and shall not be deemed a waiver of other instances of such other Person’s noncompliance.

5.9	Counterparts

This JV Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this JV Agreement to produce or account for more than one such counterpart.

5.10	Entire Agreement

The provisions of this JV Agreement set forth the entire agreement and understanding among each of Greif, NSC, Greif Parent and Dabbagh Parent as to the formation of the Global Alliance and supersede all prior agreements, oral or written, and all other prior communications between Greif, NSC, Greif Parent and Dabbagh Parent relating to the formation of such Global Alliance, other than the other Transaction Documents.

5.11	No Assignment; No Third Party Beneficiaries

This JV Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of Greif, NSC, Greif Parent and Dabbagh Parent. Nothing in this JV Agreement shall confer any rights upon any Person other than Greif, NSC, Greif Parent and Dabbagh Parent and their respective heirs, legal representatives, successors and permitted assigns, except as provided in this Section 5.11. None of Greif, NSC, Greif Parent and Dabbagh Parent shall assign this JV Agreement, or any right, benefit or obligation hereunder. Any attempted assignment of this JV Agreement in violation of this Section 5.11 shall be void and of no effect.

5.12	Publicity

Each of Greif, NSC, Greif Parent and Dabbagh Parent shall consult in good faith with each other with a view to agreeing upon any press release or public announcement relating to the Transactions or by the other Transaction Documents prior to the consummation thereof. Notwithstanding the foregoing, each party may make any public disclosures required by Law or stock exchange regulation, but will make commercially reasonable efforts to give the other parties an opportunity to review any such disclosure prior to release (to the extent practicable).

5.13	Construction

This JV Agreement has been negotiated by Greif, NSC, Greif Parent and Dabbagh Parent and their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any of Greif, NSC, Greif Parent and Dabbagh Parent.

5.14	Disclaimer of Agency

Except for provisions herein expressly authorizing one (1) Person to act for another, this JV Agreement shall not constitute any of Greif, NSC, Greif Parent or Dabbagh Parent as a legal representative or agent of another party, nor shall any of Greif, NSC, Greif Parent and Dabbagh Parent have the right or authority to assume, create or incur any Liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of another party or any of its Affiliates or any of the Global Alliance Entities unless otherwise expressly permitted by each of Greif, NSC, Greif Parent and Dabbagh Parent.

5.15	Relationship of Greif Parent, Greif, Dabbagh Parent and NSC

Nothing contained in this JV Agreement shall be deemed to create a partnership entity among any of Greif Parent, Greif, Dabbagh Parent and NSC or any of their Affiliates.

5.16	Language

Each of Greif, NSC, Greif Parent and Dabbagh Parent have negotiated this JV Agreement in, and the definitive version of this JV Agreement shall be in, the English language and all communications relating hereto shall be in the English language.

5.17	Interpretation and Construction of this JV Agreement

The definitions in Annex 1 to the Formation Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, the word “or” shall be inclusive and not exclusive. All references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this JV Agreement unless the context shall otherwise require. The table of contents and the headings of the Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this JV Agreement. Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). Any reference in this JV Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next Business Day. In the event of a conflict between any provision of a Transaction Document (other than this JV Agreement) and any provision of this JV Agreement, each of Greif, Greif Parent, Dabbagh Parent and NSC agree to cause the provision of the Transaction Document to be amended to conform to the relevant provision of this JV Agreement to the fullest extent permitted by applicable Law. Unless otherwise noted, all references in this JV Agreement to “$” shall refer to U.S. Dollars.

SIGNATORIES
IN WITNESS WHEREOF, Greif Parent, Greif, Dabbagh Parent and NSC have caused their respective duly authorized officers to execute this JV Agreement as of the day and year first above written.

GREIF, INC.
By:	/s/ Michael J. Gasser
	Name:	Michael J. Gasser
	Title:	Chairman & CEO

GREIF INTERNATIONAL HOLDING SUPRA C.V.
By:	Greif CV-Management LLC

By:	/s/ Michael J. Gasser
	Name:	Michael J. Gasser
	Title:	Chairman

NATIONAL SCIENTIFIC COMPANY LIMITED
By:	/s/ Waheed Ahmed Shaikh
	Name:	Waheed Ahmed Shaikh
	Title:	COO

DABBAGH GROUP HOLDING COMPANY LIMITED
By:	/s/ Mohamed Husnee Jazeel
	Name:	Mohamed Husnee Jazeel
	Title:	CFO